EXHIBIT 99.1 65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE:	CONTACT:
Douglas J. Swirsky
Chief Financial Officer
(240) 632-5510
dswirsky@genvec.com

GENVEC REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

GAITHERSBURG, MD - August 7, 2008 - GenVec, Inc. (Nasdaq:GNVC) today announced its financial results for the second quarter ended June 30, 2008.

GenVec reported a net loss of $6.6 million ($0.08 per share) compared to a net loss of $4.2 million ($0.06 per share) in the comparable quarter of 2007. This increase was primarily due to increased development costs for the Company’s lead product candidate, TNFerade™ Biologic.

For the six months ended June 30, 2008, GenVec’s net loss was $12.8 million ($0.17 per share), compared to a net loss of $10.2 million ($0.14 per share) for the six months ended June 30, 2007. Included in the net loss for the first six months of 2008 was stock-based compensation of $1.1 million, which is comparable to the same period in the prior year.

Revenues for the three-month and six-month periods ended June 30, 2008 were $3.9 million and $7.6 million, respectively, representing an increase of 4 percent and 15 percent when compared to revenues of $3.7 million and $6.6 million in the comparable prior year periods. The increase in revenues for the three-month and six-month periods ended June 30, 2008 is primarily a result of revenue associated with GenVec’s collaboration with the Department of Homeland Security for the development of vaccines against foot-and-mouth disease. This increase was partially offset by decreased revenues associated with the Company’s HIV vaccine development program.

Operating expenses were $10.6 million and $20.8 million for the three-month and six-month periods ended June 30, 2008, respectively, representing an increase of 25 percent and 18 percent as compared to $8.5 million and $17.6 million in the comparable prior year periods. This was primarily due to higher costs related to the development of TNFerade including manufacturing costs, materials costs, costs related to our TNFerade pancreatic clinical trial, increased personnel costs and, to a lesser extent, pass through costs associated with our funded programs.

GenVec ended the second quarter of 2008 with $31.0 million in cash and investments. In April, GenVec sold 1,682,616 shares of its common stock for net proceeds of approximately $2.9 million pursuant to the terms of its committed equity financing facility with Kingsbridge Capital Ltd. In June, GenVec completed a $17.0 million registered direct offering of 11,258,279 shares of common stock and 2,251,653 warrants to purchase its common stock at $2.016 per share. Proceeds of this transaction, net of offering costs, totaled $15.8 million.

“GenVec continues to make important progress in the development of TNFerade and in its other programs. We look forward to seeing additional data from our pivotal trial in locally-advanced pancreatic cancer which is expected later this year,” commented Douglas J. Swirsky, GenVec’s Senior Vice President and Chief Financial Officer. “We anticipate revenues for 2008 will be between $14.0 million and $16.0 million, based on existing contracts and collaborations. Going forward, we project our cash burn to be between $10.0 million and $12.0 million for the second half of the year to accommodate accelerating enrollment in the PACT study and manufacturing expenditures under our contract with Cobra Biomanufacturing, Plc.”

Second Quarter and Recent Highlights

TNFerade for Cancer

•	As of July 31, 2008, 181 patients have been enrolled in the Company’s pivotal PACT trial, at 42 participating sites across the U.S.

•
GenVec presented preclinical data at the Annual Meeting of the American Association for Cancer Research illustrating the activity of TNFerade when used in combination with gemcitabine in preclinical models of pancreatic cancer. These data indicated that a combination of TNFerade and standard chemotherapy results in superior anti-tumor activity compared to chemotherapy alone.

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At the American Society of Gene Therapy Annual Meeting in May, GenVec presented an update on long-term survival data from its Phase II clinical trial using TNFerade in patients with esophageal cancer. Dr. Mark Thornton, GenVec’s Senior Vice President of Product Development, presented data on GenVec’s multi-center, dose escalating study of TNFerade in patients with resectable stage II and III esophageal cancer. Following treatment with TNFerade and chemoradiation, the median survival of patients in this study was 48.4 months. This compares favorably to a literature review of comparable studies showing median survival ranging from 9.7 to 18.6 months.

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Encouraging data from GenVec’s Phase I clinical trial of TNFerade in patients with head and neck cancer were presented at the annual meeting of the American Society for Clinical Oncology. A poster presentation reported that 9 of 10 evaluable patients in the trial achieved an objective response to treatment. Of these patients, 4 achieved complete clinical response by RECIST criteria.

Vaccine Programs

•	Encouraging clinical and preclinical data from GenVec’s malaria vaccine program were presented at the Keystone Symposium—Malaria Immunology, Pathogenesis, and Vaccine Perspectives.

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The U.S. Department of Homeland Security exercised the second option period from the previously announced agreement which will provide $6.6 million to support the development of vaccines for the prevention of foot-and-mouth disease. The funding increases the total value of GenVec’s three-year agreement from $17.5 to $18.2 million.

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GenVec received a Small Business Innovation and Research (SBIR) grant from the National Institute of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH) to support the Company’s malaria vaccine program. This grant, valued at approximately $600,000 over two years, will be used to develop enhancements to the Company’s vectors for vaccine applications against malaria.

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GenVec was awarded an Advanced Technology Phase I SBIR grant from the NIAID, to support the Company’s efforts to develop vaccines for the prevention of respiratory syncytial virus (RSV). The SBIR grant, valued at $600,000 over two years, will support work being conducted exclusively at GenVec.

Other Developments

•	GenVec strengthened its cash position by raising $17.0 million from institutional and accredited investors. Proceeds of this transaction, net of offering costs, totaled $15.8 million.

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GenVec received a grant from the National Eye Institute (NEI), of the NIH, to explore mechanisms regulating pigment epithelium-derived factor (PEDF), a key regulator of blood vessel growth in the eye. This grant valued at approximately $546,000 over two years, will support research being conducted at GenVec.

Conference Call Information

GenVec will host its quarterly conference call at 10:00 a.m. Eastern time tomorrow. To listen to the live conference call, please dial 888-679-8035 (U.S. or Canada) or 617-213-4848 (international) and use access code 49766522. Participants may pre-register for the call anytime at: https://www.theconferencingservice.com/prereg/key.process?key=P3CV7UAXC. Pre-registrants will be issued a PIN number to use when dialing into the live call, which will provide quick access to the conference. An audio replay of the conference call will be available starting at 12:00 p.m. on August 8, 2008 through August 15, 2008. To listen to the audio replay, dial 888-286-8010 (U.S. or Canada) or 617-801-6888 (international) and use access code 94750325.

A live webcast of the conference call will be available on the Company’s website and will be archived for 30 days. To access the webcast or the replay, go to www.genvec.com, click on “Investor Relations,” and click on “Webcasts and Data.”

About GenVec
GenVec, Inc. is a biopharmaceutical company developing novel therapeutic drugs and vaccines. GenVec’s lead product candidate, TNFerade™, is currently in a pivotal clinical study (PACT) in locally advanced pancreatic cancer and is being evaluated in additional clinical trials in other tumor types. GenVec also uses its proprietary adenovector technology to develop vaccines for infectious diseases including foot-and-mouth disease, malaria, HIV, respiratory syncytial virus (RSV), HSV-2, and influenza. Additional information about GenVec is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.
(Tables to Follow)

GenVec, Inc.
Condensed Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenue	$3,863	$3,709	$7,592	$6,612

Operating expenses:
Research and development	8,356	6,230	16,049	12,868
General and administrative	2,289	2,296	4,729	4,780
Total operating expenses	10,645	8,526	20,778	17,648

Loss from operations	(6,782)	(4,817)	(13,186)	(11,036)
Interest income	156	393	417	802
Interest expense, net	76	205	(41)	14
Net loss	$(6,550)	$(4,219)	$(12,810)	$(10,220)

Basic and diluted loss per share	$(0.08)	$(0.06)	$(0.17)	$(0.14)

Shares used in computing basic and diluted net loss per share	78,707	73,626	77,073	73,544

GenVec, Inc.
Selected Balance Sheet Information
(in thousands)

	June 30, 2008	December 31, 2007
	(Unaudited)

Cash and investments	$31,004	$23,660
Working capital	24,378	17,478
Total assets	37,152	28,348
Stockholders’ equity	25,188	18,110